Exhibit 99.1

Fidelity National Financial, Inc. Announces the Acquisition of Aurum Technology, Inc.

Jacksonville, Fla. — (February 9, 2004) — Fidelity National Financial, Inc. (NYSE:FNF), a Fortune 500 provider of products and outsourced services and solutions to financial institutions and the real estate industry, today announced the signing of a definitive agreement to purchase Aurum Technology, Inc. (“Aurum”) from an investment group led by Willis Stein & Partners, a Chicago-based private equity firm with approximately $3.0 billion in assets under management.

     With more than 1,100 customers and $193 million in 2003 revenue, Aurum is a leading provider of outsourced and in-house information technology solutions for the community bank and credit union markets. The company’s primary offerings include core processing, check imaging, ATM/EFT processing, branch automation, business intelligence and network services solutions. With the acquisition, FNF emerges as the only provider of industry leading core processing applications for every segment of the financial services market, including de novo banks, credit unions, community banks, regional banks as well as the largest national and global financial institutions.

     “Aurum is a perfect strategic fit for FNF and represents another significant step in the growth of our financial institution processing and outsourcing businesses,” said Chairman and Chief Executive Officer William P. Foley, II. “Aurum’s broad service offerings and substantial community bank and credit union customer base make the company a unique asset in the financial services marketplace. The acquisition more than doubles our existing community bank customer base and Aurum’s 600 credit union customers make FNF one of the largest providers of technology-based business solutions to this key market segment. We are committed to continuing to provide all of these customers the top quality products and services they have come to expect from Aurum.”

     “We are very pleased to be joining the FNF family of companies,” said Paul Bourke, Aurum President and CEO. “Together, we can provide our community bank and credit union customers with the most comprehensive suite of information products, services and solutions in the industry.”

     Under the terms of the agreement, FNF will pay $305 million to acquire Aurum, composed of approximately $175 million in cash and $130 million in FNF stock. FNF will not assume any bank debt or transaction related expenses. Closing of the transaction is subject to customary closing conditions and is expected late in the first quarter of 2004.

     Fidelity National Financial, Inc., number 326 on the Fortune 500, is a provider of products and outsourced services and solutions to financial institutions and the real estate industry. The Company had total revenue of more than $7.7 billion and earned more than $860 million in 2003, with cash flow from operations of nearly $1.3 billion for that same period. FNF is one of the world’s largest providers of information-based technology solutions and processing services to financial institutions and the mortgage and financial services industries through its subsidiary Fidelity Information Services, Inc. Fidelity Information Services processes nearly 50 percent of all U. S. residential mortgages, with balances exceeding $2.5 trillion, has processing and technology relationships with 46 of the top 50 U. S. banks and has clients in more than 50 countries who rely on its processing and outsourcing products and services. Additionally, FNF is the nation’s largest title insurance company and also provides other real estate-related services such as escrow, flood and tax certifications with life of loan monitoring, merged credit reporting, property valuations and appraisals, default management, relocation services, flood, homeowners and home warranty insurance, exchange intermediary services, mortgage loan aggregation and fulfillment, multiple listing services software, mortgage loan origination software, collateral scoring analytics and real property data. More information about the FNF family of companies can be found at www.fnf.com and www.fidelityinfoservices.com.

     Willis Stein & Partners is a leading private equity investment firm specializing in investments in profitable, well-managed, and growing businesses targeting the consumer products and services, media, telecommunications, business services, manufacturing and health care industries. The principals of Willis Stein have made investments in more than 40 companies and currently manage approximately $3.0 billion of equity capital. For more information, please visit www.willisstein.com.

     This press release contains statements related to future events and expectations and, as such, constitutes forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be different from those expressed or implied above. The Company expressly disclaims any duty to update or revise forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, the effect of governmental regulations, the economy, competition and other risks detailed from time to time in the “Management’s Discussion and Analysis” section of the Company’s Form 10-K and other reports and filings with the Securities and Exchange Commission.

     This press release does not constitute an offer of any securities for sale. The issuance of shares of common stock in the merger will not be registered under the Securities Act of 1933. Accordingly, the shares may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of that Act.

SOURCE: Fidelity National Financial, Inc.

CONTACT: Daniel Kennedy Murphy, Senior Vice President, Finance and Investor Relations, 904-854-8120, dkmurphy@fnf.com; FOR: Willis Stein Kevin Dinino, Brainerd Communicators, 212-986-6667, kdinino@braincomm.com